UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2016

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900
Eagan, Minnesota		55121
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As described below, Skyline Medical Inc., a Delaware corporation (the “Company”), was recently notified by The Nasdaq Stock Market LLC of an instance of non-compliance with certain corporate governance requirements of the Nasdaq Listing Rules. However, Nasdaq confirmed that the Company has regained compliance with the rules, and the matter is closed.

On May 5, 2016, Dr. Carl Schwartz, an independent director and member of the Audit and Compensation Committees of the Board of Directors of the Company, was appointed as Interim Chief Executive Officer, as a result of the resignation of the Company’s Chief Executive Officer on that date. Subsequently, effective October 11, 2016, Dr. Schwartz was appointed as Executive Chairman and resigned from the position of Interim Chief Executive Officer. The resignation and appointments were previously disclosed on Current Reports on Form 8-K filed with the SEC on May 11, 2016 and October 11, 2016.

Nasdaq Rule 5605(c)(2) requires that a listed company have an audit committee comprised of at least three members, each of whom must satisfy applicable independence criteria. Nasdaq Rule 5605(d)(2) requires that a listed company maintain a compensation committee comprised of at least two members, each of whom must satisfy applicable independence criteria. As a result of Dr. Schwartz’s appointments referred to above, the Company’s Audit Committee and Compensation Committee no longer complied with these requirements.

In November 2016, Dr. Schwartz stepped down from the Company’s Audit and Compensation Committees, and the Company appointed Tim Krochuk to the Audit Committee and Mel Engle to the Compensation Committee. Both Mr. Krochuk and Mr. Engle are independent directors under Nasdaq Listing Rule 5605(a)(2).

On November 9, 2016, the Company received a deficiency letter from Nasdaq regarding the failure of the Company to satisfy the Nasdaq Listing Rules 5605(c)(2) and 5605(d)(2) starting in May 2016. The letter confirmed that the Company had regained compliance of the aforementioned Nasdaq Listing Rules as a result of Dr. Schwartz’s resignation and Mr. Krochuk and Mr. Engle’s appointments, and the letter confirmed that the matter is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

skyline medical inc.

By:	/s/ Bob Myers
Name: Bob Myers
Title: Chief Financial Officer

Date:  November 15, 2016